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                                                                     EXHIBIT 3.1

                        AMENDED AND RESTATED CERTIFICATE
                                       OF
                                 INCORPORATION
                                       OF
                        LSI LOGIC STORAGE SYSTEMS, INC.

     LSI Logic Storage Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certifies that:

          A. The name of the Corporation is LSI Logic Storage Systems, Inc. The Corporation was originally incorporated under the name of Venus Reincorporation Corp. on July 27, 2001. Pursuant to Article I of Exhibit A attached hereto, the Corporation is hereby changing its name to Engenio Information Technologies, Inc.

          B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation's Certificate of Incorporation.

          C. The text of the Certificate of Incorporation is amended and restated to read as set forth in Exhibit A attached hereto.

     IN WITNESS WHEREOF, LSI Logic Storage Systems, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Thomas Georgens, a duly authorized officer of the Corporation, on May 6, 2004.

                                          /s/ THOMAS GEORGENS
                                          --------------------------------------
                                          Thomas Georgens
                                          President and Chief Executive Officer

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                                   EXHIBIT A

                                   ARTICLE I

                                      NAME

     The name of the Corporation is Engenio Information Technologies, Inc.

                                   ARTICLE II

     A. Corporate Purpose. Subject to Section B of this Article II, the purpose of this Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the Delaware General Corporation Law (the "DGCL").

     B.  Competition with the Corporation; Renunciation of Corporate
Opportunities

     1. Competition with the Corporation. LSI Logic Corporation, a Delaware corporation ("PARENT"), and any of its subsidiaries other than the Corporation (a "PARENT SUBSIDIARY"), and their respective directors and officers, may engage or invest in, independently or with others, any business activity of any type or description, including without limitation those that might be the same as or similar to the Corporation's business or the business of any subsidiary or affiliate of the Corporation and that might be in direct or indirect competition therewith, and neither the Corporation nor any subsidiary, affiliate or stockholder thereof shall have any right in or to such other ventures or activities or to receive or share in any income or proceeds derived therefrom.

     2. Renunciation of Corporate Opportunities. If either Parent or any Parent Subsidiary or any person serving both as a director or officer of Parent or a Parent Subsidiary and as a director or officer of the Corporation acquires knowledge in any capacity of a potential transaction or matter which may be a Corporate Opportunity or otherwise is then exploiting any Corporate Opportunity, the Corporation shall have no interest in, and no expectancy that, such Corporate Opportunity be offered to it, any such interest or expectancy being hereby renounced, so that such person or entity (a) shall have no duly to communicate or present such Corporate Opportunity to the Corporation, (b) shall have the right to take, hold, transfer or otherwise deal with such Corporate Opportunity in its sole discretion and (c) shall not be liable to the Corporation or its stockholders for breach of fiduciary duty by reason of the fact that such person or entity pursues or acquires such Corporate Opportunity for itself, directs or otherwise transfers such Corporate Opportunity to another person or entity, or does not communicate information regarding such Corporate Opportunity to the Corporation.

     3. Definition of Corporate Opportunity. "CORPORATE OPPORTUNITY" shall mean an investment or business opportunity or prospective economic or competitive advantage in which the Corporation could, but for the provisions of this Article II, have an interest or expectancy.

                                  ARTICLE III

                                REGISTERED AGENT

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE IV

                                 CAPITAL STOCK

     A. The total number of shares that the Corporation shall have the authority to issue is Two Hundred Fifty-Five Million (255,000,000), consisting of Two Hundred Fifty Million (250,000,000) shares designated

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as common stock, par value $0.001 per share (the "COMMON STOCK") and Five
Million (5,000,000) shares designated as preferred stock, par value $0.001 per share (the "PREFERRED STOCK").

     B. The Common Stock shall consist of two classes designated as "CLASS A COMMON STOCK" and "CLASS B COMMON STOCK." The authorized number of shares of Class A Common Stock shall be Two Hundred Million (200,000,000), and the authorized number of shares of Class B Common Stock shall be Fifty Million (50,000,000).

     C. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "BOARD OF DIRECTORS") is hereby authorized, subject to any limitations prescribed by law, by resolution to provide for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, privileges, preferences and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof.

     D. The relative powers, preferences, rights, qualifications, limitations and restrictions of the shares of Class A Common Stock and Class B Common Stock are as follows:

          1. General. Except as otherwise expressly provided in this Certificate of Incorporation or as otherwise provided by law, the powers, preferences, rights and the qualifications, limitations and restrictions of the shares of Class A Common Stock and Class B Common Stock shall be identical in all respects.

          2.  Dividends and Distributions.

          (a) Subject to the rights of the holders of any series of Preferred Stock and except as otherwise provided in this Certificate of Incorporation, the holders of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

          (b) Notwithstanding anything to the contrary in Section 2(a) above, any dividends or other distributions payable in, or reclassifications involving, Common Stock, including distributions pursuant to combinations or subdivisions of Common Stock, shall not be effected without the approval of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class, unless
     (i) only shares of Class A Common Stock shall be paid or distributed with respect to shares of Class A Common Stock and only shares of Class B Common Stock shall be paid or distributed with respect to shares of Class B Common Stock, and (ii) the number of shares of Class A Common Stock and Class B Common Stock so paid or distributed shall be equal in number on a per share basis.

          (c) The Corporation shall not in any manner subdivide (by any stock split, stock dividend, reclassification, recapitalization, merger or otherwise) or combine (by reverse stock split, reclassification, recapitalization, merger or otherwise) the outstanding shares of one class of Common Stock unless the outstanding shares of the other class of Common Stock are simultaneously subdivided or combined in the same proportion in each class of Common Stock.

          3. Voting. The holders of shares of Common Stock shall have the following voting rights:

             (a) Except as otherwise expressly provided in this Certificate of Incorporation or as otherwise provided by law, the Class A Common Stock and the Class B Common Stock shall vote together as a single class on all matters submitted to a vote of the stockholders.

             (b) Subject to Section 3(c) of this Part E of Article IV, with respect to the election of directors of the Corporation, holders of Class A Common Stock, voting separately as a class, shall be entitled to elect that number of directors (the "CLASS A DIRECTORS") which constitutes twenty percent (20%) of the number of members of the Board of Directors which may be elected by the

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        holders of Common Stock at such time (or, if such number is not a whole number, then the next lower whole number (including zero) that is closest to twenty percent (20%) of such membership). Each share of Class A Common Stock shall have one vote in the election of such directors. Subject to Section 3(c) of this Part E of Article IV, holders of Class B Common Stock, voting separately as a class, shall be entitled to elect the remaining directors (the "CLASS B DIRECTORS") which may be elected by the holders of Common Stock at such time. Each share of Class B Common Stock shall have one vote in the election of such directors.

             (c) At any time at which there are no shares of Class A Common Stock then outstanding, Section 3(b) shall have no force or effect and, subject to the rights of the holders of any series of Preferred Stock, the holders of the Class B Common Stock, voting as a class, shall be entitled to elect all the members of the Board of Directors. At such time as all outstanding shares of Class B Common Stock shall have been converted into shares of Class A Common Stock, then Section 3(b) of this Part E of Article IV shall have no further force or effect, and thereafter, subject to the rights of the holders of any series of Preferred Stock, the holders of the Class A Common Stock, voting as a class, shall be entitled to elect all the members of the Board of Directors.

             (d) Notwithstanding any other provision of this Certificate of Incorporation to the contrary, following a Tax-Free Spin Off (as defined below), for so long as any person or entity or group of persons or entities acting in concert beneficially own ten percent (10%) or more of the outstanding shares of the Class B Common Stock, such person, entity or group shall not, with respect to shares of Class B Common Stock beneficially owned by such person, entity or group in excess of ten percent (10%) of the outstanding shares of Class B Common Stock, have any voting powers in the election of directors or be entitled to exercise any voting rights in any election of directors unless such person, entity or group is also the beneficial owner of at least an equivalent percentage of the outstanding shares of Class A Common Stock as of Class B Common Stock. For purposes of this Section 3(d), the term "BENEFICIALLY OWNED" with respect to shares of Common Stock means ownership of a person or entity that, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, controls the voting power (which includes the power to vote or direct the voting) of such Common Stock.

          4. Conversion of Class B Common Stock into Class A Common Stock.

          (a) Prior to the date on which shares of Class B Common Stock are distributed to the stockholders of Parent in a transaction (including any distribution effected by way of merger) intended generally to qualify under
     Section 355 of the Internal Revenue Code of 1986, as amended (the "CODE") (a "TAX-FREE SPIN-OFF"), the Class B Common Stock shall be issuable only to and owned only by Parent or any Wholly-Owned Subsidiary (as defined in Section 4(h)(iii) of this Part E of Article IV) of Parent (a "PARENT WHOLLY-OWNED SUBSIDIARY"). Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Certificate of Incorporation, nothing herein will prevent the distribution of such shares of Class B Common Stock by Parent to the stockholders of Parent in connection with a Tax-Free Spin-Off.

          (b) Subject to Section 4(d) below, prior to a Tax-Free Spin-Off:

             (i) Each share of Class B Common Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Common Stock, into one share of Class A Common Stock.

             (ii) Each share of Class B Common Stock shall automatically convert into one share of Class A Common Stock upon the transfer of such share if, after such transfer, such share is not beneficially owned by Parent or any Parent Wholly-Owned Subsidiary.

             Immediately upon such conversion, the rights of the holders of the shares of Class B Common Stock so converted as such shall cease and such holders shall be treated for all purposes as having become the record holders of the shares of Class A Common Stock issued upon such conversion; provided, however that such persons shall be entitled to receive when paid any dividends declared on
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        the Class B Common Stock as of a record date preceding the time of such conversion and unpaid as of the time of such conversion.

          (c) Prior to the occurrence of a Tax-Free Spin-Off, every certificate representing shares of Class B Common Stock shall bear a legend on the face or back thereof reading as follows:

             "At any time prior to a Tax-Free Spin-Off, as defined in Section 4(a) of Part E of Article IV of the Amended and Restated Certificate of Incorporation of this Corporation, each share of Class B Common Stock represented by this certificate shall automatically convert into one share of Class A Common Stock upon the transfer of such share if, after such transfer, such share is not beneficially owned by LSI Logic Corporation or any wholly-owned subsidiary of LSI Logic Corporation, in accordance with Section 4(b)(ii) of Part E of Article IV of the Amended and Restated Certificate of Incorporation of this Corporation, and no person or entity (other than LSI Logic Corporation or any wholly-owned subsidiary of LSI Logic Corporation) who receives such shares is entitled to own or to be registered as the record holder of such shares of Class B Common Stock. Each holder of this certificate, by accepting the same, accepts and agrees to all of the foregoing."

          Any shares of Class B Common Stock issued after a Tax-Free Spin Off shall no longer bear the legend set forth above in this Section 4(c).

          (d) Shares of Class B Common Stock shall not convert into shares of Class A Common Stock in (A) any transfer effected in connection with a distribution of Class B Common Stock to stockholders of Parent in a Tax-Free Spin-Off or (B) any transfer after a Tax-Free Spin-Off. Following a Tax-Free Spin Off, shares of Class B Common Stock shall no longer be convertible into shares of Class A Common Stock.

          (e) The Corporation shall not be required to pay any documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class A Common Stock on the conversion of shares of Class B Common Stock, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

          (f) The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, such number of shares of Class A Common Stock as would become issuable upon the conversion of all shares of Class B Common Stock then outstanding.

          (g) The Corporation shall not reissue or resell any shares of Class B Common Stock that shall have been converted into or exchanged for shares of Class A Common Stock or any shares of Class B Common Stock that shall have been acquired by the Corporation in any other manner. The Corporation shall, from time to time, take such appropriate action as may be necessary to retire such shares and to reduce the authorized number of shares of Class B Common Stock accordingly.

          (h) For purposes of Section 4 of this Part E of Article IV:

             (i) a Tax-Free Spin-Off shall be deemed to have occurred at the time shares of Class B Common Stock are first distributed to stockholders of Parent;

             (ii) the term "BENEFICIALLY OWNED" with respect to shares of Class B Common Stock means ownership of a person or entity that, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, controls the voting power (which includes the power to vote or to direct the voting) of such Class B Common Stock; and

             (iii) the term "WHOLLY-OWNED SUBSIDIARY" means, as to any person or entity, all corporations (other than the Corporation) or other entities in which such person or entity beneficially owns (directly or indirectly) 100% of the outstanding voting stock, voting power or similar voting interests.

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          5.  Options, Rights or Warrants.

          (a) Subject to Section 5(b) below, if the Corporation issues or makes an offering or distribution to all holders of a class of Common Stock of shares of any class or classes of its capital stock or options, rights or warrants to subscribe for such shares, then the Corporation shall simultaneously issue or make a similar offering or distribution of the same number of shares, options, rights, or warrants per share (which options, warrants or rights offered or distributed to each class of Common Stock shall entitle the holder, upon exercise thereof, to purchase the same class of stock as the shares with respect to which such options, warrants or rights were offered or distributed) to all holders of the other outstanding class of Common Stock, except that it need not issue or make such offering or distribution to any such class of Common Stock if the holders of at least a majority of such class, voting as a separate class, determine that such offering or distribution need not be made to such class.

          (b) Notwithstanding anything to the contrary in Section 5(a) above, the Corporation shall not issue or make an offering or distribution to all holders of a class of Common Stock of shares of Common Stock or options, rights or warrants to subscribe for Common Stock without the approval of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class, unless (i) only shares of Class A Common Stock shall be issued, offered or distributed to holders of shares of Class A Common Stock and only shares of Class B Common Stock shall be issued, offered or distributed to holders of shares of Class B Common Stock, and (ii) the number of shares of, or options, rights or warrants to subscribe for, Class A Common Stock and Class B Common Stock so issued, offered or distributed shall be equal in number on a per share, or per option, right or warrant, basis.

          (c) Subject to Section 5(a) and Section 5(b) above, the Corporation shall have the power to create and issue, whether or not in connection with the issuance and sale of any shares of stock or other securities of the Corporation, rights, options or warrants entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes at the time authorized, such rights, options or warrants to have such terms and conditions, and to be evidenced by or in such instrument or instruments, as shall be approved by the Board of Directors.

          6. Merger or Reclassification. The Corporation shall not effect any reorganization or any consolidation of the Corporation with one or more other entities or a merger of the Corporation with another entity, without the approval of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class, unless (i) each holder of a share of Class A Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, consolidation or merger by a holder of a share of Class B Common Stock, and (ii) each holder of a share of Class B Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, consolidation or merger by a holder of a share of Class A Common Stock.

          7. Liquidation. In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, the assets and funds of the Corporation shall be distributed pro rata to the holders of the Class A Common Stock and the holders of the Class B Common Stock. For purposes of the foregoing sentence, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other entities (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding-up, whether voluntary or involuntary.

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                                   ARTICLE V

                               BOARD OF DIRECTORS

     For the management of the business and for the conduct of affairs of the Corporation, and in further definition, limitation and regulation of powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

          A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. Subject to the rights of the holders of any series of Preferred Stock, the number of directors of this Corporation shall be fixed and may be changed from time to time by resolution of the Board of Directors.

          B. Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          C. Any Class A Director may be removed from office, only with cause, by the affirmative vote of the holders of at least a majority of the outstanding Class A Common Stock and any Class B Director may be removed from office, only with cause, by the affirmative vote of the holders of at least a majority of the outstanding Class B Common Stock; provided, however, that prior to a Tax-Free Spin Off, any director elected by the holders of the Class B Common Stock may be removed, with or without cause, by the affirmative vote of the holders of at least a majority of the outstanding Class B Common Stock.

          D. Any vacancy in the office of a director created by the death, resignation, disqualification or removal of a director shall be filled only by the vote of the majority of the directors then in office (or the sole remaining director) elected by (or appointed on behalf of) the same class of stock that elected the director (or, on behalf of which the director was appointed) whose death, resignation, disqualification or removal created the vacancy, unless there are no such directors, in which case such vacancy may be filled by the vote of the stockholders of such class. Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, any newly-created directorship on the Board of Directors that results from an increase in the number of directors shall be filled only by the vote of the majority of the directors then in office elected by (or appointed on behalf of) the class of stock that would be entitled to elect such director, unless there are no such directors, in which case such vacancy may be filled by the vote of the stockholders of such class.

          E. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation.

          F. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

          G. Advance notice of stockholder nomination for the election of directors and of any other business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

                                   ARTICLE VI

                               STOCKHOLDER ACTION

     A. Any corporate action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation (either by hand or by certified or registered mail, return receipt requested) at its registered office in the State of Delaware or its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided, however, that effective as of the
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times at which Parent and its Parent Wholly-Owned Subsidiaries cease to be the beneficial owner of an aggregate of at least a majority of the then outstanding shares of Common Stock (the "TRIGGER DATE"), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

     B. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by the Board of Directors or by the Chairman of the Board of Directors of the Corporation, or by the Chief Executive Officer or President (in the absence of a Chief Executive Officer) of the Corporation, and, any power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice shall be transacted at any special meeting.

                                  ARTICLE VII

                      LIMITATION OF LIABILITY OF DIRECTORS

     A. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extend permitted by the DGCL, as so amended.

     B. Any repeal or modification of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE VIII

                   AMENDMENT OF CERTIFICATE OF INCORPORATION

     A. The Corporation reserves the right to amend, alter, restate, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     B. Subject to the rights of the holders of any series of Preferred Stock, any amendment to this Certificate of Incorporation which shall increase or decrease the number of authorized shares of any class or classes of stock may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Corporation, irrespective of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted.

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